Exhibit 10.2

Execution Version

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of the       day of May, 2008 (the “Effective Date”) by and between AMAG PHARMACEUTICALS, INC., a Delaware corporation with its principal place of business at 125 CambridgePark Drive, Cambridge, MA 02140, U.S.A. (“AMAG”), and 3SBIO INC., a company incorporated under the laws of the Cayman Islands, with a place of business at No. 3 A1 Road 10, Shenyang Economy & Technology Development Zone, Shenyang, 110027, China (“3SBio”).  AMAG and 3SBio are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into that certain Collaboration and Exclusive License Agreement dated as of the Effective Date (the “License Agreement”), pursuant to which AMAG is granting 3SBio certain rights to Develop and Commercialize the Product in the Licensed Territory;

WHEREAS, pursuant to Article 7 of the License Agreement, 3SBio wishes to purchase from AMAG the Product in finished form in unlabeled vials for clinical and commercial use, and AMAG is willing to supply 3SBio with such Product for use in accordance with the terms and conditions of the License Agreement;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth below, 3SBio and AMAG mutually agree as follows:

1.                                      DEFINITIONS.

Capitalized terms not otherwise defined herein shall have the meanings set forth in the License Agreement.  As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1                               “Acceptance Tests” means those test methods set forth in Exhibit A to be performed to determine that the Product supplied to 3SBio conforms to the Specifications, as such tests may be amended from time to time by written agreement of the Parties.

1.2                               “Capacity Shortage” shall have the meaning set forth in Section 5.3.

1.3                               “Certificate of Analysis” shall have the meaning set forth in Section 2.5.

1.4                               “Good Manufacturing Practice” or “GMP” means the then-current standards for the preparation of finished pharmaceuticals, as set forth in the FD&C Act and applicable regulations promulgated thereunder, including without limitation 21 CFR §§210-211.

1.5                               “Product” shall mean any Product (as defined in the License Agreement) then being Developed or Commercialized under the License Agreement pursuant to the terms and conditions of such agreement.

1.6                               “Product Price” shall have the meaning set forth in Section 4.1.

1.7                               “Raw Material Cost” means the amounts paid by AMAG to a Third Party for providing raw materials and packaging materials for producing the Product, to the extent not reimbursed or refunded or credited to AMAG, and net of any discounts or other benefits received by AMAG from Third Party manufacturers, calculated on a per-unit basis and in accordance with U.S. generally accepted accounting principles consistently applied.

1.8                               “Quality Agreement” shall mean the Quality Agreement to be negotiated by the Parties as described in Section 3.1.

1.9                               “Specifications” shall mean the characteristics and standards pertaining to the manufacture or supply of the Product, as set forth in Exhibit A, as the same may be amended or supplemented from time to time pursuant to Section 2.5.

2.                                      PURCHASE AND SUPPLY.

2.1                               Purchase and Supply Agreement.  During the term of this Agreement, 3SBio agrees to buy, and AMAG agrees to sell, all of 3SBio’s and its Affiliates’ and permitted sublicensees’ requirements of Product for Development, Commercialization and use in accordance with the terms and conditions of this Agreement and the License Agreement.

2.2                               Forecasts.  At least [***] prior to the first requested delivery date for Product under this Agreement, 3SBio shall deliver to AMAG a detailed forecast of 3SBio’s requirements for Product for each calendar quarter during the [***] period beginning with the first requested delivery date for Product under this Agreement.  3SBio shall thereafter update such detailed forecast quarterly, no later than the first day of each calendar quarter, so that each quarter, AMAG shall have been provided with a rolling detailed forecast for each quarter during the [***] period commencing [***] after the date on which such forecast is submitted.  The forecast for the first [***] contained in each such detailed forecast shall be firm and binding on 3SBio and AMAG.  3SBio may order amounts of Product in excess of the amounts forecast for such [***] period, and AMAG shall use commercially reasonable efforts to supply any such additional amounts ordered; provided, that AMAG shall be under no obligation to accept purchase orders for amounts exceeding [***] of the amount forecast for such [***] period.  The quantities indicated for the remaining months of each rolling forecast will be treated as a forecast only and will not create any obligations for either Party.

2.3                               Ordering.  All Product ordered under this Agreement shall be pursuant to written purchase orders, each of which shall specify the quantity of Product ordered for Development or Commercialization and the requested delivery date.  The minimum quantity of Product that may be ordered in a given purchase order is [***] vials of Product.  3SBio shall submit each such purchase order to AMAG no later than thirty (30) days prior to the delivery date indicated in

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

such purchase order.  Any purchase orders for Product submitted by 3SBio shall reference this Agreement and shall be governed exclusively by the terms contained herein.  Any term or condition in any order, confirmation or other document furnished by 3SBio or AMAG that is in any way inconsistent with the terms and conditions of this Agreement is hereby expressly rejected.  Within fifteen (15) days after receipt of a purchase order placed pursuant to this Section 2.3, AMAG shall confirm the date for delivery of the applicable quantity of Product and any quantities in excess of the permissible variance under Section 2.2.  As used in this Agreement, all references to days shall be deemed to be references to calendar days.

2.4                               Unordered Product.  For any given quarter, if 3SBio fails to order and complete the purchase of at least the quantities of such Product set forth in the binding forecast for that quarter, then 3SBio shall pay to AMAG an amount equal to: [***].  Following payment of such amount, AMAG shall, at its sole option, either (a) deliver the Unordered Product Units to 3SBio or (b) credit such amount against future orders of Product.

2.5                               Product Specifications; Testing.  All Product supplied hereunder will conform to the Specifications at the time of delivery and shall have a remaining shelf life of not less than [***] from the date of delivery to 3SBio.  AMAG will test each batch of Product in accordance with the Acceptance Tests and supply 3SBio with a certificate of analysis (“Certificate of Analysis”) confirming that such batch meets the Specifications.  3SBio may then retest the batch of Product as more fully set forth in Section 5.5 to confirm that it meets the Specifications.  The Parties acknowledge that the Specifications and Acceptance Tests may need to be refined and modified as the Parties gain experience with the manufacture, testing and use of Product.  Accordingly, the Parties agree to negotiate in good faith to modify the Specifications and Acceptance Tests from time to time as the Parties’ experience with the manufacture, testing and use of the Product warrants.  3SBio acknowledges that AMAG may be required to modify the Specifications in light of regulatory requirements imposed by the FDA or other Regulatory Authority, and that 3SBio may not unreasonably withhold its agreement from any such modifications.  If any regulatory requirement imposed by the SFDA would require a change to the Specifications or the Acceptance Tests, the Parties will promptly discuss such change and negotiate amendments to the Specifications or the Acceptance Tests in good faith. The Parties agree to allocate on an equitable basis any costs of developing and implementing revised procedures in response to SFDA requirements.

3.                                      MANUFACTURE.

3.1                               Quality Agreement.  Promptly after the Effective Date, the Parties will negotiate the terms of a quality agreement governing the quality assurance obligations and responsibilities of the Parties with respect to the manufacture and supply of the Product (as amended or modified from time to time according to its terms, the “Quality Agreement”).  In the event of a discrepancy between the provisions of the Quality Agreement and the provisions of this

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Agreement, the provisions of the Quality Agreement shall control with respect to terms governing quality of the Product and the provisions of this Agreement shall control with respect to all other terms.

3.2                               Regulatory Inspections.  AMAG specifically agrees to cooperate with any inspection by the SFDA, including without limitation any inspection required for approval of 3SBio’s MAA in the Licensed Territory.  The Parties understand that such assistance and cooperation will not require substantial expenditures by AMAG, and the Parties shall discuss in good faith the equitable allocation of any unexpected expenses resulting from such inspection.  Notwithstanding the foregoing, 3SBio shall be solely responsible for any Out-of-Pocket Costs incurred in connection with the conduct of any inspection by the SFDA, including without limitation travel costs of any SFDA personnel.  AMAG shall promptly inform 3SBio of the findings of any such inspection and notify 3SBio of any corrective action that AMAG may be required to undertake as a result of any such inspection.

3.3                               Quality Control Audits.  Upon written request to AMAG, 3SBio shall have the right, no more than once per calendar year, to have representatives visit the manufacturing facilities of AMAG during normal business hours to review manufacturing operations, to assess its compliance with GMP and quality control procedures, and to discuss any related issues with AMAG’s manufacturing and management personnel.  Upon written request to 3SBio, AMAG shall have the right, no more than once per calendar year, to have representatives visit the packaging facilities of 3SBio during normal business hours to review packaging operations, to assess its compliance with GMP and quality control procedures, and to discuss any related issues with 3SBio’s packaging and management personnel.

3.4                               Change in Manufacturing Process.  AMAG shall notify 3SBio in writing before it implements any change in the materials, equipment, process or procedures used to manufacture Product that (a) would constitute a major change under GMP or (b) AMAG would be required to report to the FDA under applications laws and regulations.

3.5                               Compliance with Laws.  AMAG shall comply with all applicable present and future orders, regulations, requirements and laws of any and all United States federal, state, provincial and local authorities and agencies, including without limitation all laws and regulations of such territories applicable to the transportation, storage, use, handling and disposal of hazardous materials.  AMAG will maintain during the term of this Agreement all government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.  3SBio shall provide AMAG with written notice of any additional regulatory requirements of the Licensed Territory that relate to the manufacture of Product for the Licensed Territory.  AMAG shall use commercially reasonable efforts to comply with such additional requirements, and shall provide 3SBio with prompt written notice of any Out-of-Pocket Costs associated with such compliance, which, to the extent not included in the Product Price, shall be borne by 3SBio.

3.6                               Documentation and Samples.  AMAG shall maintain complete, accurate and authentic accounts, notes, data and records pertaining to the methods and facilities used for the manufacture, processing, testing, packing, labeling, holding and distribution of the Product in accordance with the applicable laws and regulations in the United States.  AMAG shall retain samples of Product from each batch of Product supplied under this Agreement after 3SBio’s acceptance of such batch under Section 5.5.  AMAG shall retain such records and samples for a period of three (3) years following the date of manufacture, or longer if required by United States law, and upon 3SBio’s written request shall make available to 3SBio copies of such records and portions of such samples.

3.7                               Rework.  AMAG shall not rework any batch of Product without 3SBio’s prior written consent, not to be unreasonably withheld.

4.                                      PRICES AND PAYMENT.

4.1                               Product Price.

a.                                       For all Product delivered to 3SBio pursuant to this Agreement, 3SBio shall pay to AMAG a price (the “Product Price”) equal to [***], subject to the adjustments described in below in Section 4.1(b) and (c).

b.                                       The Product Price will be subject to adjustment by AMAG under this Section 4.1(b) during the term of this Agreement, based [***].  AMAG shall inform 3SBio of any such adjustment to the Product Price prior to implementing such adjustment, which shall apply to all orders from and after the adjustment date.  In the event that [***], then upon adjustment to the Product Price under this Section 4.1(b), the Parties shall use reasonable and good faith efforts to agree, within forty-five (45) days after the adjustment date, to an amendment to this Agreement that provides for a revised Product Price.  If the Parties do not agree on a revised Product Price within such forty-five (45) day period, then the Parties shall refer the matter to the Chief Executive Officers of the Parties, or their designees, for continued good faith negotiations for an additional forty-five (45) day period.  If the Chief Executive Officers of the Parties, or their designees, do not agree on a revised Product Price during such additional forty-five (45) day period, then 3SBio shall have the right, but not the obligation, to terminate this Agreement and the License Agreement, pursuant to Section 13.4 thereof, at will upon thirty (30) days written notice to AMAG.  During such forty-five (45) day negotiation periods and thirty (30) day period prior to such termination of this Agreement and the License Agreement, the adjusted Product Price [***] shall apply to all orders from and after the adjustment date.

c.                                       The Product Price will be subject to adjustment under this Section 4.1(c) in the event that [***].

4.2                               Method of Payment.  At the time of each shipment of Product hereunder, AMAG shall provide to 3SBio a written invoice for Product supplied in such delivery.  All payments due hereunder to AMAG shall be paid to AMAG in United States dollars not later than thirty (30) days following the receipt of the applicable invoice.  Payment shall be made by wire

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transfer of immediately available funds into a deposit account of AMAG designated by AMAG from time to time.  Payment of any such amounts shall be considered effected as of the date on which AMAG’s account is credited with the applicable amount.  In addition to any other remedies AMAG may have, 3SBio shall be solely responsible for any additional costs, or any reduction in value of local currency in relation to Dollars, resulting from untimely payments during any period after amounts payable to AMAG hereunder are due.  Any invoiced amount that is not paid when due shall be assessed a late payment fee at the rate of two percent (2%) per month or the maximum rate permitted by applicable law with respect to such obligations, whichever is less.

4.3                               Taxes.  3SBio will make all payments to AMAG hereunder free and clear of any taxes imposed by or under the authority of any government or public authority (including, without limitation, any sums due to be paid to AMAG hereunder that are subject to any withholding or similar tax), but excluding any corporate income tax, partnership tax or other business tax to which AMAG may be subject.  3SBio will pay such additional amount as may be required to ensure that the net amount received by AMAG hereunder will equal the full amount that would have been received by AMAG had not such tax (excluding any corporate income tax, partnership tax or other business tax to which AMAG may be subject) been imposed or withheld, including that 3SBio will be responsible for the payment of all sales taxes due and payable on the purchase of the Product.  AMAG and 3SBio, without prejudice to the foregoing, will use their best endeavors to do all such lawful acts and things and to sign all such lawful deeds and documents as will enable 3SBio to take advantage of any applicable legal provision or any double taxation treaties with the object of paying the sums due to AMAG without imposing or withholding any tax.

4.4                               Blocked Currency.  In the event that 3SBio is prohibited or restricted from making payment of any monies at a time when such monies are due and payable to AMAG hereunder by any reason of a legal requirement within the Licensed Territory, 3SBio shall promptly so advise AMAG in writing.  3SBio shall, upon AMAG’s request, deposit any blocked funds to the credit of AMAG in a separate interest-bearing account in a bank or other depository in the Licensed Territory designated in writing by AMAG, or pay such funds promptly to such person or entity as AMAG may designate in writing.  3SBio shall be jointly and severally liable for any additional costs, or any reduction in value of local currency, resulting from failure of 3SBio to comply with such instructions to make payment.  The funds therein shall be remitted to AMAG promptly upon the lifting of the prohibition or restriction under such legal requirement.

5.                                      DELIVERY AND ACCEPTANCE.

5.1                               Delivery; Export Compliance.  For each purchase order submitted by 3SBio and accepted by AMAG in accordance with Section 2.3, AMAG shall deliver to the common carrier specified by 3SBio in the applicable purchase order the specified quantity of Product conforming with the Specifications, within ten (10) days after the delivery date specified in the applicable purchase order.  Unless otherwise agreed by the Parties in writing, delivery shall be made FCA (Incoterms 2000) AMAG’s facility.  AMAG will package the Product in accordance with AMAG’s customary practices for pharmaceutical compounds, unless otherwise specified by 3SBio.  3SBio shall prepare, obtain, and maintain all necessary import and export licenses, permits or registrations relating to the Product and shall keep AMAG informed regarding the filing or maintenance of any such licenses, permits or registrations.  3SBio represents and warrants that it shall comply with all import and export laws and regulations applicable to its purchase of Product hereunder.  If 3SBio breaches any material obligation under this Agreement, AMAG shall have the right to suspend performance under this Agreement until such breach is cured.

5.2                               Late Delivery.  AMAG shall use commercially reasonable efforts to deliver Product hereunder on the scheduled delivery date as set forth in the applicable purchase order, but it will not be considered a breach of this Agreement if a delivery containing at least [***] of Product conforming to the Specifications ordered in the applicable purchase order is delivered within ten (10) days following the date originally agreed upon for delivery, provided that AMAG shall use commercially reasonable efforts to promptly supply the missing Product to 3SBio.

5.3                               Capacity.  AMAG shall use its commercially reasonable efforts to obtain and maintain capacity or inventory sufficient to meet 3SBio’s requirements for Product as set out in the binding forecasts and purchase orders pursuant to Sections 2.2 and 2.3 of this Agreement.  Before the anticipated First Commercial Sale of the Product in the Licensed Territory, AMAG shall obtain, qualify and maintain an alternate manufacturer for the Product.  If at any time AMAG or 3SBio reasonably believes that AMAG may not have sufficient capacity or inventory to fulfill the requirements of 3SBio (a “Capacity Shortage”), whether due to insufficient manufacturing capacity or otherwise, then AMAG shall use commercially reasonable efforts to develop a plan reasonably acceptable to 3SBio to allocate Product among 3SBio and AMAG’s other customers to address the Capacity Shortage such that 3SBio’s supply requirements for the Licensed Territory will be treated in a non-discriminatory manner to the extent possible as compared to supply requirements for territories outside the Licensed Territory.

5.4                               Shortage.  If either (i) [***]; or (ii) [***] (a “Supply Shortage”), then 3SBio shall be entitled to deliver written notice to AMAG of such Supply Shortage.  If AMAG does not cure such Supply Shortage by delivering conforming Product within [***] of AMAG’s receipt of a written notice from 3SBio of such Supply Shortage, then [***] to address such Supply Shortage.

5.5                               Acceptance and Rejection.

a.                                       3SBio may reject any shipment of Product that does not conform with the Specifications by giving written notice to AMAG within fifteen (15) days after receipt of such delivery.  Such notice shall identify the reasons for 3SBio’s rejection of the shipment.  If no such notice of rejection is received by AMAG within such fifteen (15) day period, 3SBio shall be deemed to have accepted such shipment of Product.

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

b.                                       After notice of rejection is received by AMAG, 3SBio shall cooperate with AMAG in determining whether rejection is necessary or justified.  AMAG will evaluate process issues and other reasons for non-compliance with the Specifications.  AMAG shall notify 3SBio as promptly as reasonably possible whether it accepts 3SBio’s basis for any rejection.  If AMAG disagrees with 3SBio’s determination that certain Product does not meet the Specifications, such Product shall be submitted to a mutually acceptable Third Party laboratory.  Such Third Party laboratory shall determine whether such Product meets the Specifications, and the Parties agree that such laboratory’s determination shall be final and determinative.  The Party against whom the Third Party laboratory rules shall bear all costs of the Third Party testing.  If such laboratory determines or the Parties agree that such shipment has been mistakenly rejected, then such shipment shall automatically be deemed to have been accepted by 3SBio, and 3SBio shall pay the Product Price for the quantities of Product initially rejected by 3SBio.

c.                                       3SBio may not destroy any rejected shipment of Product until it receives written notification from AMAG that AMAG does not dispute that such shipment fails to meet Specifications and that AMAG does not request return of the Product.  Upon authorization from AMAG to do so, 3SBio shall destroy the Product received in the rejected shipment promptly at AMAG’s cost and provide AMAG with certification of such destruction.  3SBio shall, upon receipt of AMAG’s request for return, promptly return such rejected Product to AMAG, at AMAG’s cost.

d.                                       3SBio’s remedies for non-conforming quantities of Product will be as set forth in Section 6.2 below.

6.                                      REPRESENTATIONS AND WARRANTIES.

Each Party hereby represents and warrants to the other Party as follows:

a.                                       Such Party (i) is duly organized, validly existing and in good standing under the laws of the state in which it is organized; (ii) has the power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not materially adversely affect such Party’s ability to perform its obligations under the Agreement.

b.                                       Such Party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms, except as such enforcement may be affected by bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditor’s rights generally and except for general principles of equity.

c.                                       All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with this

Agreement have been obtained, except for those that cannot be obtained prior to the filing of an application for regulatory approval of the Product.

d.                                       The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any material contractual obligation of such Party and (ii) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of such Party.

6.2                               Limited Warranty.  AMAG warrants that Product delivered hereunder will (i) be manufactured in accordance with GMP, all other applicable requirements of the FDA, and all applicable United States laws and regulations, and (ii) conform to the Specifications at the time of delivery.  3SBio’s remedies and AMAG’s liability with respect to this warranty are set forth in Section 6.3 below.  This warranty is the only warranty made by AMAG under this Agreement with respect to Product delivered hereunder, and may only be modified or amended by a written instrument signed by a duly authorized officer of AMAG and accepted by 3SBio.  THE EXPRESS WARRANTY IN THIS SECTION 6.2 IS IN LIEU OF ALL OTHER WARRANTIES IN THIS AGREEMENT, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.  FOR THE AVOIDANCE OF DOUBT THIS SECTION 6.2 IS NOT INTENDED TO AND DOES NOT LIMIT THE WARRANTIES MADE BY AMAG IN THE LICENSE AGREEMENT.

6.3                               Remedy.  Any shipment of Product delivered to 3SBio by AMAG that does not conform to the Specifications and is rejected by 3SBio within fifteen (15) days of delivery, or is otherwise not in compliance with the warranty made in Section 6.2, will be replaced by AMAG, or, if AMAG has acknowledged in writing that it is unable to produce conforming Product, any sums actually paid therefor will be refunded and such inability shall be considered a Capacity Shortage subject to Section 5.3 of this Agreement.  THE EXPRESS OBLIGATIONS STATED IN THIS SECTION 6.3 AND IN SECTION 7 ARE IN LIEU OF ALL OTHER LIABILITIES OR OBLIGATIONS OF AMAG UNDER THIS AGREEMENT FOR DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS, DAMAGE OR BODILY OR PERSONAL INJURY, DIRECT OR CONSEQUENTIAL, ARISING OUT OF OR IN CONNECTION WITH THE DELIVERY, USE OR PERFORMANCE OF THE PRODUCT.  FOR THE AVOIDANCE OF DOUBT THIS SECTION 6.3 IS NOT INTENDED TO AND DOES NOT LIMIT THE LIABILITIES AND OBLIGATIONS OF AMAG, INCLUDING WITH RESPECT TO THE PRODUCT, UNDER THE LICENSE AGREEMENT.

6.4                               FD&C Act Guaranty.  Solely for the purpose of providing immunity from criminal prosecution under Section 333(c)(2) of the FD&C Act, AMAG guarantees that Product is not adulterated or misbranded within the meaning of the FD&C Act.  This guaranty is completely independent of, and in no way modifies, any other provision of this Agreement, including without limitation Sections 6.2 and 6.3.

7.                                      INDEMNIFICATION; LIMITATION OF LIABILITY.

7.1                               Indemnity.

a.                                       Indemnification by 3SBio.  3SBio shall have the indemnification obligations set forth in Section 11.2 of the License Agreement for any Claims arising out of Product purchased by 3SBio under this Agreement, except as otherwise provided in such Section 11.2, and provided further that such indemnity shall not apply to the extent that such Claim is based on circumstances for which AMAG is obligated to indemnify 3SBio under subsection 7.1(b) below.

b.                                       Indemnification by AMAG.  AMAG shall defend, indemnify, and hold the 3SBio Indemnitees harmless from and against any and all Claims to the extent that such Claims arise out of, are based on, or result from (i) AMAG’s or its Affiliates’ breach of any of their warranties, representations, or covenants under this Agreement; (ii) injury, harm or death to a patient based in strict products liability allegedly due and owing as a result of the defective manufacture of the Product by or on behalf of AMAG or its Affiliates (provided that such defective manufacture is not attributable to any aspect of the packaging or labeling of the Product or any other acts or omissions of 3SBio, its Affiliates, agents, licensees, manufacturers (other than AMAG and its Affiliates, agents and subcontractors) or distributors); and (iii) the gross negligence or reckless or willful misconduct of AMAG or its Affiliates, directors, officers, employees, or agents, except in each case to the extent that such Claims arise or result from 3SBio’s or its Affiliate’s breach of any of its warranties, representations or covenants under this Agreement, or any gross negligence or reckless or willful misconduct of any 3SBio Indemnitee.

c.                                       Indemnification Procedures.  The Party claiming indemnity under this Section 7 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought.  The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, that the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice.  The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money.  So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Section 7.

7.2                               Expenses.  No Party shall be required to pay over to the other Party amounts called for under this Section 7 until the final resolution of the claim, action, suit or proceeding from which the right to such payment arose.

7.3                               Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and that are consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 7.  Each Party shall provide the other with written evidence of such insurance upon request.  Each Party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

7.4                               Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER THIS AGREEMENT FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 7.1 OR UNDER THE LICENSE AGREEMENT.  IN ADDITION, IN NO EVENT SHALL THE COLLECTIVE, AGGREGATE LIABILITY OF AMAG AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS UNDER THIS AGREEMENT EXCEED [***].

8.                                      CONFIDENTIALITY.

8.1                               Confidentiality.  The Parties agree that any Confidential Information (as defined in the License Agreement) of a Party disclosed by such Party to the other Party under this Agreement shall be deemed to have been disclosed under the License Agreement and shall be subject to all the rights and obligations of the Parties under the provisions of Article 12 of the License Agreement.  For clarity, 3SBio agrees and acknowledges that the Specifications and the Acceptance Tests are the Confidential Information of AMAG.

9.                                      TERM AND TERMINATION.

9.1                               Term; Termination.  This Agreement shall commence on the Effective Date and shall continue in full force and effect until the expiration or termination of the License Agreement, unless terminated sooner pursuant to this Section 9.1 or Section 4.1(b) of this

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Agreement.  Either Party shall have the right, but not the obligation, to terminate this Agreement upon written notice to the other Party if the other Party commits any material breach of this Agreement and fails to cure such breach within ninety (90) days (or twenty (20) days with respect to any failure to pay any amounts due) following receipt of written notice from the nonbreaching Party specifying such breach.  Notwithstanding the foregoing, no cure period shall apply with respect to termination due to material breach of Section 8; in such case, the non-breaching Party shall have the right, but not the obligation, to terminate this Agreement immediately upon written notice to the breaching Party.  For the avoidance of doubt, an uncured material breach of this Agreement following notice by the non-breaching Party and the applicable cure period shall be considered a material breach of the License Agreement.

9.2                               Surviving Obligations.  Termination or expiration of this Agreement shall not (a) affect any other rights of either Party that may have accrued up to the date of such termination or expiration or (b) relieve 3SBio of its obligation to pay to AMAG sums due in respect of firm orders of Product submitted prior to termination or expiration of this Agreement.  The provisions of Sections 3.6, 6.2, 6.3, 7, 8, 9.2 and 10 shall survive the termination or expiration of this Agreement.

10.                               GENERAL TERMS.

10.1                        Dispute Resolution.  Any claim or controversy between the Parties arising out of or relating to this Agreement, or arising from the threatened breach, breach, or termination of this Agreement, shall be resolved pursuant to the dispute resolution procedures set forth in Section 14 of the License Agreement.

10.2                        Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

10.3                        English Language; Governing Law.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.  This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state.

10.4                        Notice.  All notices, including notices of address change, required or permitted to be given under this Agreement shall be made in accordance with Section 15.3 of the License Agreement.

10.5                        Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

10.6                        No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

10.7                        Entire Agreement.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including, without limitation, the Confidentiality Agreement between the Parties, dated October 15, 2007.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

10.8                        No Strict Construction; Headings.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.  The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

10.9                        Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that (i) a Party may make such an assignment without the other Party’s consent to an Affiliate (so long as such entity remains an Affiliate of the transferee); (ii) 3SBio shall have the right to assign or transfer this Agreement to a Third Party acquiror in connection with a Change of Control (as defined below) subject to AMAG’s prior written consent, not to be unreasonably withheld, conditioned, or delayed; and (iii) AMAG shall have the right to assign or transfer this Agreement to a Third Party in connection with a permitted assignment or transfer of the License Agreement to such Third Party.  Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations.  Any assignment or attempted assignment by either Party in violation of the terms of this Section 10.9 shall be null, void and of no legal effect.  “Change of Control” of a Party means the occurrence of one of the following events: (a) the acquisition of such Party by, or consolidation or merger of such Party with, any Third Party, in which the holders of such Party’s outstanding voting securities immediately prior to such transaction own voting securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction immediately after such transaction; or (b) the sale or other transfer to a Third Party of all or substantially all of such Party’s business.  Notwithstanding the foregoing, the Parties agree and acknowledge that AMAG may discharge any obligations and rights to manufacture and supply the Product through any Third Party, provided that AMAG shall cause such Third Party to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Third Party of AMAG’s obligations under this Agreement shall be deemed a breach by AMAG.

10.10                 Force Majeure.  Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including, without limitation, an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances).  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.

10.11                 Performance by Affiliates.  Except as otherwise provided in this Agreement, each Party may discharge any obligations and exercise any rights hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

10.12                 Publicity.  Neither Party will make any announcement or other public statement concerning the existence of this Agreement without the consent of the other Party.

10.13                 Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, each Party has caused this Supply Agreement to be signed and delivered by its duly authorized officer or representative as of the date first set forth above.

3SBIO INC.		AMAG PHARMACEUTICALS, INC.

By:	/s/ Jin Lou	By:	/s/ Brian J.G. Pereira

Name:	Jin Lou	Name:	Brian J.G. Pereira

Title:	Chief Executive Officer	Title:	President & Chief Executive Officer

EXHIBIT A

PRODUCT SPECIFICATIONS AND ACCEPTANCE TESTS

Product delivered to 3SBio will meet the following specifications:

Specification for Ferumoxytol Drug Product

[***]

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

A-1